Exhibit 99.1

COLONY CAPITAL ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

Los Angeles, CA, August 8, 2018 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced its financial results for the second quarter ended June 30, 2018 and the Company’s Board of Directors declared a third quarter 2018 cash dividend of $0.11 per share of Class A and Class B common stock.

Second Quarter 2018 Financial Results and Highlights

•	Second quarter 2018 net loss attributable to common stockholders of $(92.8) million, or $(0.19) per share, and Core FFO of $93.5 million, or $0.18 per share

•	The Company’s Board of Directors declared and paid a second quarter 2018 dividend of $0.11 per share of Class A and B common stock

•	During the second quarter 2018, the Company raised approximately $1.8 billion of third-party capital (including amounts related to affiliates) from institutional clients

•
Digital Colony, the Company's digital real estate infrastructure vehicle established in partnership with Digital Bridge, raised $932 million during the second quarter 2018 and had an aggregate $3.0 billion of committed capital as of June 30, 2018, inclusive of a $229 million capital commitment by certain subsidiaries of the Company

•	The Company raised $469 million of third-party capital for its investment in AccorInvest, the property arm of AccorHotels

•	The Company raised $175 million of third-party capital in the industrial platform

•	The Company raised $95 million of third-party co-investment capital for a Strategic Other Equity and Debt investment

•	The Company completed over $440 million of Other Equity and Debt asset monetizations, with net equity proceeds of approximately $295 million

•	The Company invested $81 million within vehicles that earn investment management economics and are classified as additions to the Strategic Other Equity and Debt segment

•
The Company repurchased approximately 12.5 million shares of its Class A common stock at an average price of $5.80 per share, or $73 million, resulting in aggregate year-to-date 2018 repurchases of approximately 54.8 million shares at an average price of $5.82 per share, or $319 million

•	The Company changed its name from Colony NorthStar, Inc. to Colony Capital, Inc. and its ticker symbol on the New York Stock Exchange from “CLNS” to “CLNY”

•	Subsequent to the second quarter 2018:

•
The Company redeemed all of the shares of its 8.5% Series D cumulative redeemable perpetual preferred stock for $200 million, resulting in year-to-date preferred stock redemptions and common stock repurchases of $519 million

•
The Company monetized or was under contract to sell over $500 million of Other Equity and Debt investments with estimated net equity proceeds of $310 million, which would bring year-to-date asset monetizations to $1.0 billion with net equity proceeds of approximately $650 million

•	The Company refinanced approximately $500 million of consolidated debt in the Hospitality Real Estate segment extending the fully extended maturity date from 2019 to 2025

•	As of August 6, 2018, Digital Colony had an aggregate $3.3 billion of capital commitments, inclusive of a hard cap limit of $250 million capital commitment by certain subsidiaries of the Company

•	The Company received an additional commitment of €250 million from a third-party institutional investor to increase the investment in AccorInvest

•	As of August 6, 2018, The Company has approximately $1.1 billion of liquidity through cash-on-hand and availability under its revolving credit facility
For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO, NOI and/or EBITDA, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

“We made significant progress this quarter in growing our investment management business,” said Richard B. Saltzman, President and Chief Executive Officer. “With a focus on sector specific, compelling strategies in various geographies, we raised approximately $1.8 billion of third-party capital during the quarter thereby increasing investment management AUM to $28.2 billion and total AUM to $43.0 billion. At the same time, accelerating sales of non-core assets is helping us achieve our goals of simplification and becoming more ‘balance sheet-lite.’”

Second Quarter 2018 Operating Results and Investment Activity by Segment
Colony Capital holds investment interests in six reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of June 30, 2018, the consolidated healthcare portfolio consisted of 413 properties: 192 senior housing properties, 108 medical office properties, 99 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of June 30, 2018. The healthcare portfolio earns rental and escalation income from leasing space to various healthcare tenants and operators. The leases are for fixed terms of varying length and generally provide for rent and expense reimbursements to be paid in monthly installments. The healthcare portfolio also generates operating income from healthcare properties operated through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”).

During the second quarter 2018, this segment’s net loss attributable to common stockholders was $(14.4) million, Core FFO was $18.6 million and consolidated NOI was $73.9 million. In the second quarter 2018, healthcare same store portfolio sequential quarter to quarter comparable revenue decreased (0.8)% and net operating income decreased (0.9)%. Compared to the same period last year, second quarter 2018 same store revenue decreased (3.8)% and net operating income decreased (0.2)%. The revenue decrease was primarily attributable to one operator/tenant transitioning from RIDEA to a triple-net lease structure. As a result, the Company no longer records gross revenues and certain expenses for such properties and now records net rental revenue which is lower than the gross revenues under a RIDEA structure, but similar to the net profits of the RIDEA structure. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 413 properties in the sequential quarter to quarter and year to year comparisons. Properties acquired, disposed or held for sale during these periods are excluded for the same store portfolio and same store results exclude termination fee revenue and certain non-recurring bad debt expense.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI(2)		Occupancy %(3)		TTM Lease Coverage(4)
($ In millions)	Q2 2018	Q2 2018	Q2 2018	Q1 2018	Q2 2018	Q1 2018	3/31/18	12/31/17
Senior Housing - Operating	$16.8	$11.9	$17.4	$17.5	86.8%	86.4%	N/A	N/A
Medical Office Buildings	13.7	9.7	13.7	13.3	82.6%	83.2%	N/A	N/A
Triple-Net Lease:
Senior Housing	14.5	10.3	15.5	15.5	82.3%	83.2%	1.4x	1.4x
Skilled Nursing Facilities	24.1	17.1	26.0	26.9	82.2%	82.7%	1.2x	1.2x
Hospitals	4.8	3.4	4.8	4.9	59.6%	55.3%	3.3x	3.5x
Healthcare Total	$73.9	$52.4	$77.4	$78.1
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(1)	CLNY OP Share NOI represents second quarter 2018 Consolidated NOI multiplied by CLNY OP’s ownership interest as of June 30, 2018.

(2)	Same Store Consolidated NOI excludes $3.2 million of termination fee revenue in Q1 2018 and excludes $3.6 million of non-recurring bad debt expense in Q2 2018.

(3)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(4)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

Industrial Real Estate
As of June 30, 2018, the consolidated industrial portfolio consisted of 392 primarily light industrial buildings totaling 47.5 million rentable square feet across 20 major U.S. markets and was 93% leased. During the second quarter 2018, the Company raised $175 million of new third-party capital. As a result, the Company’s equity interest in the consolidated Industrial Real Estate segment decreased to approximately 37% as of June 30, 2018 from 40% as of March 31, 2018. Total third-party capital commitments were approximately $1.4 billion compared to cumulative balance sheet contributions of $749 million as of June 30, 2018. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is comprised of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets generally targeting multi-tenanted warehouses less than 250,000 square feet.

During the second quarter 2018, this segment’s net income attributable to common stockholders was $0.8 million, Core FFO was $14.2 million and consolidated NOI was $49.1 million. In the second quarter 2018, industrial same store portfolio sequential quarter to quarter comparable rental revenue increased 0.2% and net operating income increased 1.0%. Compared to the same period last year, second quarter 2018 same store rental revenue increased 2.0% and net operating income increased 3.8%. The Company’s industrial same store portfolio consisted of 304 buildings. The same store portfolio is defined once a year at the beginning of the current calendar year and includes buildings that were owned, stabilized and held-for-use throughout the entirety of both the current and prior calendar years. Properties acquired, disposed or held-for-sale after the same store portfolio is determined are excluded. Stabilized properties are defined as properties owned for more than one year or are greater than 90% leased. Same store NOI excludes lease termination fee revenue.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ In millions)	Q2 2018	Q2 2018	Q2 2018	Q1 2018	Q2 2018	Q1 2018
Industrial	$49.1	$18.3	$35.5	$35.1	93.9%	95.1%
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(1)	CLNY OP Share NOI represents second quarter 2018 Consolidated NOI multiplied by CLNY OP’s ownership interest as of June 30, 2018.

(2)	Leased % represents the last day of the presented quarter.

Asset Acquisitions, Dispositions and Financing
During the second quarter 2018, the consolidated industrial portfolio acquired 15 industrial buildings totaling approximately 1.9 million square feet and land for development for approximately $258 million and disposed of one non-core building totaling approximately 0.1 million square feet for approximately $3 million.

Subsequent to the second quarter 2018, the consolidated industrial portfolio acquired five industrial buildings totaling approximately 0.5 million square feet for approximately $43 million.

During the second quarter 2018, the consolidated industrial portfolio closed on a $60 million fixed rate loan with an interest rate of 4.21% and term of 15 years; and increased the capacity of its line of credit from $200 million to $400 million.

Hospitality Real Estate
As of June 30, 2018, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of June 30, 2018. The hospitality portfolio consists primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio, referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the second quarter 2018, this segment’s net income attributable to common stockholders was $5.8 million, Core FFO was $43.2 million and consolidated EBITDA was $86.0 million. Compared to the same period last year, second quarter 2018 hospitality same store portfolio revenue increased 3.5% and EBITDA increased 5.2%, primarily due to higher occupancy and average daily rates driven by stronger corporate demand and uplift from recent renovations. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and EBITDA result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels in the year to year comparison.

Asset Financing
Subsequent to the second quarter 2018, the Company refinanced approximately $500 million of consolidated and CLNY OP share of debt in the Hospitality Real Estate segment, extending the fully extended maturity date from 2019 to 2025. As a result, the earliest fully extended maturity in the hospitality portfolio is 2020 and the weighted average remaining years to fully extended maturity is 4.3 years.

The following table presents EBITDA and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share					Avg. Daily Rate		RevPAR(3)
	EBITDA (1)	EBITDA(2)	Consolidated EBITDA		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ In millions)	Q2 2018	Q2 2018	Q2 2018	Q2 2017	Q2 2018	Q2 2017	Q2 2018	Q2 2017	Q2 2018	Q2 2017
Marriott	$66.3	$62.5	$66.3	$62.8	78.3%	77.0%	$131	$129	$102	$99
Hilton	14.8	14.0	14.8	13.9	83.9%	82.0%	135	131	113	107
Other	4.9	4.6	4.9	5.0	86.3%	84.2%	138	139	119	117
Total/W.A.	$86.0	$81.1	$86.0	$81.7	79.6%	78.2%	$132	$130	$105	$102
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(1)	Q2 2018 Consolidated EBITDA excludes a FF&E reserve contribution amount of $10.0 million.

(2)	CLNY OP Share EBITDA represents second quarter 2018 Consolidated EBITDA multiplied by CLNY OP’s ownership interest as of June 30, 2018.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Colony Credit Real Estate, Inc. (“CLNC”)
On February 1, 2018, Colony Credit Real Estate, Inc., a leading commercial real estate credit REIT, announced the completion of the combination of a select portfolio of the Company’s assets and liabilities from the Other Equity and Debt segment with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”) in an all-stock transaction. In connection with the closing, CLNC completed the listing of its Class A common stock on the New York Stock Exchange under the ticker symbol “CLNC.” The combination created a permanent capital vehicle, externally managed by the Company, with approximately $4.9 billion in assets, excluding securitization trust liabilities, and $3.1 billion in equity value as of June 30, 2018. The Company owns 48.0 million shares, or 37%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate. During the second quarter 2018, this segment’s net income attributable to common stockholders was $5.1 million and Core FFO was $14.8 million. Please refer to the CLNC's earnings release and financial supplemental furnished on Form 8-K filed with the SEC and its Quarterly Report on Form 10-Q to be filed with the SEC for additional detail.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include our 11% interest in NorthStar Realty Europe Corp. (NYSE: NRE) and other investments for which the Company acts as a general partner or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including net leased assets; real estate loans; other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; limited partnership interests in third-party sponsored real estate private equity funds; and multiple classes of commercial real estate (“CRE”) securities. During the second quarter 2018, this segment’s aggregate net income attributable to common stockholders was $31.3 million and Core FFO was $47.8 million.

Other Equity and Debt Segment Asset Acquisitions and Dispositions
During the second quarter 2018, the Company invested approximately $81 million in various strategic investments. During the second quarter 2018, the Company sold or received payoffs in aggregate of over $440 million with net equity proceeds of approximately $295 million from various other real estate debt and equity investments, including $105 million from the Other Real Estate Equity category; $115 million from the Real Estate Debt category; and $75 million in the Real Estate Private Equity and Securities category.

Subsequent to the second quarter 2018, the Company monetized or was under contract to sell over $500 million of investments with estimated net equity proceeds of $310 million, including $122 million from the Net Lease Real Estate Equity category and $133 million from the Real Estate Private Equity category, resulting in year-to-date Other Equity and Debt asset monetizations of $1.0 billion with net equity proceeds of $650 million.

As of June 30, 2018, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $3.8 billion and $2.4 billion, respectively, down from $4.3 billion and $2.7 billion, respectively, as of March 31, 2018.

	CLNY OP Share
	Undepreciated Carrying Value
	June 30, 2018		March 31, 2018
($ In millions)	Assets	Equity	Assets	Equity
Strategic:
GP co-investments	$701	$422	$665	$400
Interest in NRE	75	75	74	74
Strategic Subtotal	776	497	739	474

Non-Strategic:
Other Real Estate Equity & Albertsons	1,749	968	2,039	1,104
Real Estate Debt	443	419	660	615
Net Lease Real Estate Equity	585	250	583	239
Real Estate Private Equity Funds and CRE Securities	221	221	304	304
Non-Strategic Subtotal	2,998	1,858	3,586	2,262
Total Other Equity and Debt	$3,774	$2,355	$4,325	$2,736

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, non-traded and traded real estate investment trusts and registered investment companies. As of June 30, 2018, the Company had $28.2 billion of third-party AUM compared to $27.5 billion as of March 31, 2018. The increase was primarily attributable to capital raised in Digital Colony, the industrial platform, the Company's share of AccorInvest, and another Strategic Other Equity and Debt investment, partially offset by asset sales. As of June 30, 2018, Fee-Earning Equity Under Management (“FEEUM”) was $17.1 billion compared to $16.2 billion as of March 31, 2018. During the second quarter 2018, this segment’s aggregate net loss attributable to common stockholders was $(47.1) million and Core FFO was $34.1 million. During the second quarter 2018, this segment’s net loss included a $60 million writeoff of an intangible asset related to the NorthStar trade name as a result of the name change of the Company from Colony NorthStar, Inc. to Colony Capital, Inc. and $13 million of impairments to interests in non-wholly owned Real Estate Investment Management platforms. These intangible asset writeoffs and impairments are added back to Core FFO, which also included approximately $2 million of unrealized carried interest from the industrial platform.

Digital Real Estate Infrastructure
During the second quarter 2018, Digital Colony raised $932 million and had an aggregate $3.0 billion of committed capital as of June 30, 2018, inclusive of a $229 million capital commitment by certain subsidiaries of the Company.

As of August 6, 2018, Digital Colony had an aggregate $3.3 billion of capital commitments, inclusive of a hard cap limit of $250 million capital commitment by certain subsidiaries of the Company.

Combination of S2K Financial and NorthStar Securities
During the second quarter 2018, the Company completed the previously announced combination of S2K Financial Holdings, LLC with the Company’s broker-dealer, NorthStar Securities, creating a new company known as Colony S2K Holdings LLC (“Colony S2K”).

Assets Under Management (“AUM”)
As of June 30, 2018 and March 31, 2018, the Company had $43 billion of AUM:

	June 30, 2018		March 31, 2018
($ In billions)	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Healthcare	$4.1	9.4%	$4.1	9.5%
Industrial	1.2	2.8%	1.3	3.0%
Hospitality	3.9	9.1%	3.9	9.3%
Other Equity and Debt	3.8	8.8%	4.3	10.0%
CLNC: Investments contributed to CLNC(1)	1.8	4.2%	1.8	4.2%
Balance Sheet Subtotal	14.8	34.3%	15.4	36.0%

Investment Management:
Institutional Funds	10.0	23.3%	9.8	22.8%
Retail Companies	3.6	8.4%	3.7	8.6%
Colony Credit Real Estate (NYSE:CLNC)(2)	3.1	7.2%	3.1	7.2%
NorthStar Realty Europe (NYSE:NRE)	2.1	4.9%	2.2	5.1%
Non-Wholly Owned REIM Platforms(3)	9.4	21.9%	8.7	20.3%
Investment Management Subtotal	28.2	65.7%	27.5	64.0%

Grand Total	$43.0	100.0%	$42.9	100.0%
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(1)
Represents the Company’s 37% ownership share of CLNC’s total pro-rata share of assets, excluding securitization trust liabilities, of $4.9 billion and $4.9 billion as of June 30, 2018 and March 31, 2018, respectively.

(2)
Represents 3rd party 63% ownership share of CLNC’s total pro-rata share of assets, excluding securitization trust liabilities, of $4.9 billion and $4.9 billion as of June 30, 2018 and March 31, 2018, respectively.

(3)	REIM: Real Estate Investment Management

Liquidity and Financing
As of August 6, 2018, the Company had approximately $1.1 billion of liquidity through cash-on-hand and availability under its revolving credit facility.

On July 2, 2018, the Company redeemed all of the shares of its 8.5% Series D cumulative redeemable perpetual preferred stock for $200 million.

Common Stock and Operating Company Units
As of August 6, 2018, the Company had approximately 490.5 million shares of Class A and B common stock outstanding and the Company’s operating partnership had approximately 30.4 million operating company units outstanding held by members other than the Company or its subsidiaries.

During the second quarter 2018, the Company repurchased approximately 12.5 million shares of its Class A common stock at an average price of $5.80 per share, or $73 million, resulting in aggregate year-to-date 2018 repurchases of approximately 54.8 million shares at an average price of $5.82 per share, or $319 million.

In May 2018, the Company's Board of Directors authorized the repurchase of up to an additional $300 million of its outstanding Class A common stock. This program is in addition to the $300 million share repurchase program the Company announced in February 2018, which was completed in the second quarter 2018. The May 2018 repurchase program will expire in 12 months from the authorization date, unless otherwise extended by the Company’s Board of Directors, and as of August 6, 2018, $282 million remained.

Common and Preferred Dividends
On May 8, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the second quarter of 2018, which was paid on July 16, 2018 to respective stockholders of record on June 29, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on August 15, 2018 to the respective stockholders of record on August 10, 2018 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on July 16, 2018 to the respective stockholders of record on July 10, 2018. The Company redeemed in its entirety the outstanding Series D cumulative redeemable perpetual preferred stock and paid all accrued cash dividends, in accordance of the terms of the redemption, related to the Series D cumulative redeemable perpetual preferred stock on July 2, 2018.

On August 2, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the third quarter of 2018, which will be paid on October 15, 2018 to respective stockholders of record on September 28, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on November 15, 2018 to the respective stockholders of record on November 9, 2018 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on October 15, 2018 to the respective stockholders of record on October 10, 2018.

Contingent Consideration
As part of the internalization transaction of Colony Capital, LLC in April 2015, the purchase price was allocated between upfront consideration and contingent consideration. The contingent consideration was based on the achievement of three performance targets measured over a two to three year period including 1) cumulative earnings through June 30, 2018, 2) cumulative non-real estate fundraising through June 30, 2017 and 3) cumulative real estate fundraising through June 30, 2018. As of June 30, 2018, only the cumulative real estate fundraising target was met and, as a result, the Company expects to issue approximately 2.0 million common shares and operating company units with an estimated value of $12.5 million to senior management personnel. This represents approximately 12% of the maximum original value of the total contingent consideration. In addition, approximately $6.4 million in cumulative accrued and escrowed dividends payable on the contingent consideration shares and units will be paid to senior management personnel.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at June 30, 2018. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY OP
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses and foreign currency remeasurements; (viii) acquisition-related expenses, merger and integration costs; (ix) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (x) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xi) non-real estate depreciation and amortization; (xii) change in fair value of contingent consideration; and (xiii) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality real estate segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.

The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Second Quarter 2018 Conference Call
The Company will conduct a conference call to discuss the financial results on Wednesday, August 8, 2018 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting August 8, 2018, at 10:00 a.m. PT / 1:00 p.m. ET, through August 15, 2018, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13681028. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report
A Second Quarter 2018 Supplemental Financial Report is available on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $43 billion. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. Colony Capital has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp. (NYSE: NRE), which are both externally managed by subsidiaries of Colony Capital; and (c) various other equity and debt investments. Colony Capital is headquartered in Los Angeles with over 400 employees in offices located across 19 cities in ten countries. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the impact of changes to organizational structure and employee composition, the timing and pace of growth of the Company's Industrial platform, the performance of the Company’s investment in Colony Credit Real Estate, Inc., our ability to create future permanent capital vehicles under our management, whether the Company will realize any anticipated benefits from the Digital Bridge partnership, the Company’s ability to simplify its business and become more balance sheet-lite, including with a focus on sector specific, compelling strategies in various geographies, the Company's portfolio composition, Colony Capital’s liquidity, including its ability to generate liquidity by more accelerated sales of non-core assets and businesses, whether the Company will complete or sponsor any compelling investment opportunities under a predominantly third-party capital model, the Company's ability to grow its investment management business, the Company's expected taxable income and net cash flows, excluding the contribution of gains, our ability to grow the dividend at all in the future; the impact to the Company of the management agreement amendments with NorthStar Healthcare Income, Inc. and NorthStar Realty Europe Corp., whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony Capital’s stock, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, whether the Company will benefit from the combination of its broker-dealer business with S2K Financial, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Colony Capital, Inc.
Darren J. Tangen
Executive Vice President and Chief Financial Officer
310-552-7230
or
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2018 (unaudited)	December 31, 2017
Assets
Cash and cash equivalents	$480,230	$921,822
Restricted cash	398,981	471,078
Real estate, net	14,254,108	14,464,258
Loans receivable, net ($0 and $45,423 at fair value, respectively)	1,791,889	3,223,762
Investments in unconsolidated ventures ($217,098 and $363,901 at fair value, respectively)	2,491,342	1,655,239
Securities, at fair value	144,421	383,942
Goodwill	1,534,561	1,534,561
Deferred leasing costs and intangible assets, net	610,853	852,872
Assets held for sale ($52,123 and $49,498 at fair value, respectively)	637,802	781,630
Other assets ($25,206 and $10,150 at fair value, respectively)	431,222	444,968
Due from affiliates	44,308	51,518
Total assets	$22,819,717	$24,785,650
Liabilities
Debt, net ($0 and $44,542 at fair value, respectively)	$9,994,115	$10,827,810
Accrued and other liabilities ($110,513 and $212,267 at fair value, respectively)	679,658	898,161
Intangible liabilities, net	173,702	191,109
Liabilities related to assets held for sale	256,477	273,298
Due to affiliates ($0 and $20,650 at fair value, respectively)	9,383	23,534
Dividends and distributions payable	86,656	188,202
Preferred stock redemptions payable	200,000	—
Total liabilities	11,399,991	12,402,114
Commitments and contingencies
Redeemable noncontrolling interests	33,523	34,144
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,436,605 and $1,636,605 liquidation preference, respectively; 250,000 shares authorized; 57,464 and 65,464 shares issued and outstanding, respectively	1,407,495	1,606,966
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 489,764 and 542,599 shares issued and outstanding, respectively	4,898	5,426
Class B, 1,000 shares authorized; 708 and 736 shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,616,918	7,913,622
Distributions in excess of earnings	(1,443,717)	(1,165,412)
Accumulated other comprehensive income	23,930	47,316
Total stockholders’ equity	7,609,531	8,407,925
Noncontrolling interests in investment entities	3,393,981	3,539,072
Noncontrolling interests in Operating Company	382,691	402,395
Total equity	11,386,203	12,349,392
Total liabilities, redeemable noncontrolling interests and equity	$22,819,717	$24,785,650

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,
	2018	2017
Revenues
Property operating income	$590,638	$500,531
Interest income	44,183	111,263
Fee income	39,924	54,319
Other income	14,854	13,259
Total revenues	689,599	679,372
Expenses
Property operating expense	320,674	253,717
Interest expense	153,309	140,260
Investment, servicing and commission expense	25,951	13,740
Transaction costs	2,641	2,440
Depreciation and amortization	137,896	153,111
Provision for loan loss	13,933	1,067
Impairment loss	69,834	12,761
Compensation expense	55,159	80,759
Administrative expenses	25,790	30,145
Total expenses	805,187	688,000
Other income (loss)
Gain on sale of real estate assets	42,702	15,190
Other gain (loss), net	28,798	(23,850)
Earnings from investments in unconsolidated ventures	1,875	122,394
Income (loss) before income taxes	(42,213)	105,106
Income tax benefit	584	86
Net income (loss) from continuing operations	(41,629)	105,192
Loss from discontinued operations	(219)	—
Net income (loss)	(41,848)	105,192
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	1,873	720
Investment entities	27,420	23,800
Operating Company	(5,728)	2,330
Net income (loss) attributable to Colony Capital, Inc.	(65,413)	78,342
Preferred stock redemption	(3,995)	5,448
Preferred stock dividends	31,388	34,339
Net income (loss) attributable to common stockholders	$(92,806)	$38,555
Basic earnings (loss) per share
Income (loss) from continuing operations per basic common share	$(0.19)	$0.07
Net income (loss) per basic common share	$(0.19)	$0.07
Diluted earnings (loss) per share
Income (loss) from continuing operations per diluted common share	$(0.19)	$0.07
Net income (loss) per diluted common share	$(0.19)	$0.07
Weighted average number of shares
Basic	488,676	544,023
Diluted	488,676	544,023

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended June 30, 2018
Net loss attributable to common stockholders	$(92,806)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(5,728)
Real estate depreciation and amortization	140,599
Impairment of real estate	9,522
Gain from sales of real estate	(42,750)
Less: Adjustments attributable to noncontrolling interests in investment entities	(29,471)
FFO attributable to common interests in Operating Company and common stockholders	(20,634)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	29,987
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	16,437
Equity-based compensation expense	10,033
Straight-line rent revenue and expense	(4,489)
Change in fair value of contingent consideration	8,750
Amortization of acquired above- and below-market lease values, net	433
Amortization of deferred financing costs and debt premiums and discounts	21,634
Unrealized fair value gains and foreign currency remeasurements	(23,971)
Acquisition and merger-related transaction costs	3,549
Merger integration costs (2)	8,472
Amortization and impairment of investment management intangibles	66,550
Non-real estate depreciation and amortization	2,100
Gain on remeasurement of consolidated investment entities and the effect of amortization thereof	1,875
Deferred tax benefit, net	(1,475)
Preferred share redemption gain	(3,995)
Less: Adjustments attributable to noncontrolling interests in investment entities	(21,769)
Core FFO attributable to common interests in Operating Company and common stockholders	$93,487

FFO per common share / common OP unit (3)	$(0.04)
FFO per common share / common OP unit—diluted (4)	$(0.04)
Core FFO per common share / common OP unit (3)	$0.18
Core FFO per common share / common OP unit—diluted (4)	$0.18
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (3)	525,587
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (3)(4)	525,587
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (3)(4)	553,749
__________

(1)
Net of $2.5 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)
Merger integration costs represent costs and charges incurred during the integration of Colony, NSAM and NRF. These integration costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration. The majority of integration costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(3)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(4)
For the three months ended June 30, 2018, included in the calculation of diluted Core FFO per share is the effect of adding back $4.5 million of interest expense associated with convertible senior notes, 25.4 million weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes, and 2.1 million performance stock units, which are subject to both a service condition and market condition. Such interest expense, weighted average dilutive common share equivalents, and performance stock units are excluded for the calculation of diluted FFO as the effect would be antidilutive.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments' net income (loss) for the three months ended June 30, 2018 to NOI or EBITDA:

NOI and EBITDA were determined as follows:

	Three Months Ended June 30, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$145,419	$72,477	$229,373
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(1,580)	(2,554)	(6)
Interest income	—	(62)	—
Other income	—	—	(68)
Property operating expenses (1)	(69,983)	(20,483)	(143,321)
Compensation expense (1)	—	(300)	—
NOI or EBITDA	$73,856	$49,078	$85,978
_________

(1)
For healthcare and hospitality, property operating expenses includes property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

The following table presents a reconciliation of net income (loss) from continuing operations of the healthcare, industrial and hospitality segments to NOI or EBITDA of the respective segments.

	Three Months Ended June 30, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Net income (loss) from continuing operations	$(20,080)	$4,668	$6,771
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(1,580)	(2,554)	(6)
Interest income	—	(62)	—
Interest expense	45,179	10,856	36,494
Transaction, investment and servicing costs	3,110	60	3,546
Depreciation and amortization	38,229	32,482	35,925
Impairment loss	1,982	174	—
Compensation and administrative expense	2,196	3,416	1,598
Other (gain) loss, net	4,465	—	162
Other income	—	—	(68)
Income tax (benefit) expense	355	38	1,556
NOI or EBITDA	$73,856	$49,078	$85,978

The following table summarizes Q2 2018 net income (loss) from continuing operations by segment:

(In thousands)	Net income (Loss) From Continuing Operations
Healthcare	$(20,080)
Industrial	4,668
Hospitality	6,771
CLNC	5,413
Other Equity and Debt	61,853
Investment Management	(48,700)
Amounts Not Allocated to Segments	(51,554)
Total Consolidated	$(41,629)